UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012 (November 5, 2012)

THE WET SEAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35634	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank

Foothill Ranch, CA 92610

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (949) 699-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

On November 5, 2012, The Wet Seal, Inc. (the “Company”) entered into a release (the “General Release”) with Ms. Susan P. McGalla, the Company’s former Chief Executive Officer. Pursuant to the General Release, Ms. McGalla has agreed her last day of employment with the Company was July 23, 2012 and the Company has agreed to pay Ms. McGalla the consideration set forth in the Employment Agreement, dated as of January 11, 2011 (the “Employment Agreement”), by and between the Company and Ms. McGalla, less applicable withholding taxes. In accordance with the terms of the Employment Agreement, the Company has agreed to pay Ms. McGalla a cash benefit of approximately $1.6 million. Of this amount, approximately $819,000 will be paid on February 1, 2013 and approximately $136,000 will be paid in six installments on the first business day of the months of March 2013 through August 2013. The General Release and the terms of the Employment Agreement also provide for the vesting of 250,000 shares of restricted stock and options to purchase 360,000 shares of common stock of the Company on the first business day after the General Release becomes irrevocable. Ms. McGalla will have until January 23, 2013 to exercise the vested options, which have an exercise price of $3.72 per share. The Company also has agreed to make an additional cash payment of $100,000, less applicable withholding taxes, to Ms. McGalla on the first payroll date after the date the General Release becomes irrevocable. Pursuant to the General Release, Ms. McGalla has waived all of her rights and claims under certain federal, state and local statutory and regulatory laws and has fully released and discharged the Company and its affiliates, officers, directors, and employees from any and all claims relating to Ms. McGalla’s employment with the Company or the termination of her employment.

The above summary is qualified in its entirety by reference to the full text of the General Release, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

99.1	General Release, dated November 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2012	The Wet Seal, Inc.

	By:	/s/ Steven H. Benrubi
Name: Steven H. Benrubi
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	General Release, dated November 5, 2012.